EXHIBIT 99.1

Home Office

PO Box 852800 • Richardson, Texas 75085-2800

FOR IMMEDIATE RELEASE

FURR’S RESTAURANT GROUP, INC. ANNOUNCES ASSET SALE AGREEMENT

COURT APPROVES BID PROCEDURES, AUCTION SET FOR EARLY SEPTEMBER

Dallas, TX – July 8, 2003 – Furr’s Restaurant Group, Inc. (the “Company”) announced today that on July 2, 2003 its principal operating subsidiary, Cafeteria Operators, L.P. (“COLP”), signed an Asset Sale and Purchase Agreement (“Purchase Agreement”) with CIC-Buffet Partners, L.P. (“CIC”) for the sale of substantially all of COLP’s assets.  The transaction is valued at approximately $30 million, consisting of $24.5 million in cash, $3 million in secured subordinated promissory notes and the assumption of certain liabilities.  Closing of the transaction is targeted for completion in September 2003 in conjunction with confirmation of a joint plan of reorganization for the Company and its subsidiaries that will be proposed by the Company, the Company’s senior secured lenders and the Company’s Official Committee of Unsecured Creditors.  The Company was advised by Murphy Noell Capital LLC, a Westlake Village, California based investment banking firm, in its negotiations with CIC.

The Company also announced that on July 3, 2003 the Bankruptcy Court for the Northern District of Texas overseeing the Company’s pending Chapter 11 cases approved bidding procedures that contemplate that qualified bidders will be allowed the opportunity to make higher and better offers to purchase COLP’s assets at an auction planned for September 2003 in accordance with procedures approved by the Bankruptcy Court under Sections 363 and 365 of the U.S. Bankruptcy Code.  Formal announcement of the auction and the process of obtaining any additional offers is scheduled to commence on or before August 1, 2003.  The court’s ruling gives CIC “stalking horse”, or priority, status, which will allow CIC to collect a “breakup” fee should COLP agree to sell its assets to another party bidding in the auction and under certain other limited circumstances.  The closing of the transactions described in the Purchase Agreement is subject to satisfaction of a number of conditions, including confirmation of the Company’s plan of reorganization and final Bankruptcy Court approval.

William Snyder, acting CEO of the Company, stated: “We are very pleased that we have been able to agree with our senior secured lenders and committee of unsecured creditors on the terms of a jointly proposed plan of reorganization, and on the terms of the Purchase Agreement with CIC.  We expect to file the joint plan of reorganization and related disclosure statement within the next several weeks, and then to proceed onward with the necessary hearings to allow the plan of reorganization to be confirmed in September 2003 in conjunction with the planned auction.  The Company’s turnaround plan has been fully implemented and is continuing to show positive results, which we believe contributed to the significant value offered for the COLP’s assets by CIC.”

If the proposed transactions do not close for any reason, the Company’s plan of reorganization will also provide for the restructuring of the Company’s debt, the cancellation of the Company’s existing equity interests and the Company’s emergence from bankruptcy as a viable, profitable restaurant company operating 54 restaurants that will be owned by its senior lenders.  The Company’s joint plan of reorganization will also provide for unsecured creditors (excluding claims of the Company’s senior secured lenders) to share in a minimum cash payment of $1.5 million as well as recoveries from the estate’s claims and causes of action.   These funds will be distributed to unsecured creditors as beneficiaries of a creditors’ trust to be created under the joint plan of reorganization.

The Company, together with COLP, filed its voluntary petition in the U.S. Bankruptcy Court for the Northern District of Texas in Dallas on January 6, 2003.  The Company operates 54 cafeterias in six southwestern and western states.  The Company also operates Dynamic Foods, its food preparation, processing and distribution division, in Lubbock, Texas.

CIC is a newly organized company affiliated with the Private Equity Group of Cardinal Investment Company, Inc. (“Cardinal”).  Cardinal is an investment firm founded in 1974 by Edward W. Rose, III in Dallas, Texas.  Its mission is to successfully invest the capital of the firm’s partners and their associates.  Cardinal manages more than $500 million in assets, investing in a wide range of public and private securities utilizing a team of professionals dedicated to each market.  Its investments in the restaurant industry include Café Express and Retail and Restaurant Growth Capital.

This release contains statements relating to future results of the Company (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements regarding management’s present plans involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: the realization of negative cash flow from operations, the impact that public disclosures of the Company’s liquidity and Chapter 11 proceedings may have on the Company’s business, adverse conditions in the restaurant industry and other competitive factors, governmental regulation, possible future litigation, seasonality of business, loss of material suppliers or increases in the costs of raw materials used in the Company’s food products, termination of key agreements, as well as other risks and uncertainties disclosed in periodic reports filed with the Securities and Exchange Commission.

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